UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2006 (April 21, 2006)

VESTIN REALTY MORTGAGE II, INC.

(Exact name of registrant as specified in its charter)

Maryland	333-125121	20-4028954
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8379 WEST SUNSET ROAD
LAS VEGAS, NEVADA 89113
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (702) 227-0965

Vestin Realty Trust II, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01: Other Events

On April 21, 2006, Vestin Realty Mortgage II, Inc. (“VRM II”) through its Manager, Vestin Mortgage, Inc. (“Vestin”), filed a complaint in the Circuit Court of the First Circuit in Hawaii to expedite VRM II’s efforts to foreclose upon first trust deeds secured by the assets of Rightstar International, Inc. (the “Rightstar Trust Deeds”). In the filing, Vestin alleges that the State of Hawaii has unreasonably blocked the foreclosure without any legal basis for doing so. A copy of a press release issued with respect to the complaint is attached hereto.

In connection with its decision to file the complaint, Vestin reassessed the likely impact of prolonged litigation with the State of Hawaii on the realizable value of the collateral underlying the Rightstar Trust Deeds. Vestin concluded that an additional, specific provision for loan loss in the amount of $5,500,000 should be recorded with respect to the Rightstar Trust Deeds. The reserve includes a provision for estimated future legal costs to VRM II of $1 million. The reserve will be recorded as of March 31, 2006 and will reduce the net asset value of VRM II at March 31, 2006 by $0.19 per share. VRM II’s ownership interest in the Rightstar loan will then have a book value, net of provision for loan loss, of approximately $10 million.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VESTIN REALTY MORTGAGE II, INC.

	By	Vestin Mortgage, Inc., its sole manager

Date: April 24, 2006	By	/s/ John Alderfer
John Alderfer
Chief Financial Officer